Exhibit 99.1

SLIDE REPORTS THIRD QUARTER 2026 RESULTS

- Gross Premiums Written Grew 9.3% Year-over-Year to $506.6 Million -

- Net Income Increased 24.5% Year-over-Year to $138.2 Million; $1.09 Diluted Earnings Per Share -

- Special Dividend of $1.50 Per Share Declared by Board of Directors -

- Closed New $1.07 Billion Credit Facility -

Tampa, Florida – October 27, 2026 – Slide Insurance Holdings, Inc. (Nasdaq: SLDE) (“Slide” or “the Company”) today reported results for the third quarter ended September 30, 2026.

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Gross premiums written grew 9.3% to $506.6 million, compared to $463.4 million in the prior-year period.
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Total revenue increased 35.9% to $361.1 million, compared to $265.7 million in the prior-year period.
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Net income grew 24.5% to $138.2 million, compared to $111.0 million in the prior-year period. Diluted earnings per share for the third quarter of 2026 increased 37.3% to $1.09, compared to $0.79 in the prior-year period.
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Combined ratio of 59.3%, compared to 48.5% in the prior-year period, primarily reflecting higher catastrophe losses during the quarter as compared to the prior year period, partially offset by improved operating leverage.
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Average return on equity in the quarter was 11.1%, compared to 12.1% in the prior-year period. Annualized return on equity is 44.4%.

“We continued to build on our momentum in the third quarter, delivering another period of strong results and disciplined execution,” said Bruce Lucas, Chairman and Chief Executive Officer of Slide. “We achieved another quarter of double-digit growth on our bottom line while making solid progress with writing residential E&S policies in California and expanding our homeowners solutions in South Carolina and Rhode Island. Earlier this month, we started writing residential business in Texas, further expanding our geographic footprint. In addition, Slide’s Board of Directors were pleased to declare a one-time special dividend of $1.50 per share, reflecting the continued strong performance of our near $2 billion book of business. We also entered into a new $1.07 billion credit facility, giving us additional flexibility to act quickly on opportunities that are accretive to shareholders. We believe our scalability and opportunity set will enable us to further execute on our diversified growth strategy and create long-term value for our shareholders.”

Third Quarter 2026 Operating Results

Gross premiums written were $506.6 million, a 9.3% increase compared to $463.4 million in the prior-year period, driven by growth of voluntary new business, renewals of previously acquired Citizens policies and contributions from new state launches.

Net premiums earned grew 37.1% to $333.3 million, compared to $243.1 million in the prior-year period, while total revenue of $361.1 million increased 35.9%, compared to $265.7 million in the prior-year period. The year-over-year growth in both net premiums earned and total revenue was directly driven by earnings growth from the previous increase in voluntary homeowners and Citizens acquired policies.

Losses and loss adjustment expenses (LAE) incurred, net were $101.3 million, which included $34.2 million of catastrophe losses from convective storms in Florida in the quarter and $18.0 million of favorable prior period reserve development. This resulted in a loss ratio of 30.4%, compared to 13.7% in the prior-year period. The accident year loss ratio, which excludes catastrophe losses and prior-period development, improved to 25.5% from 27.5% in the prior-year period.

Policy acquisition and other underwriting expenses were $46.2 million, compared to $36.4 million in the prior-year period, driven by continued strong top-line growth.

General and administrative expenses were $48.8 million, compared to $45.0 million in the prior-year period, due primarily to the increased staffing costs and technology to support the Company’s strategic growth initiatives.

Combined ratio for the third quarter of 2026 was 59.3%, compared to 48.5% in the prior-year period, due primarily to catastrophe losses in the quarter, which were benign in the prior-year period, and partially offset by the scaling impact in net premium earned growth with more moderate operating expense growth.

Net income grew 24.5% to $138.2 million, compared to $111.0 million in the prior-year period. Diluted earnings per share for the third quarter of 2026 increased 37.3% to $1.09, compared to $0.79 in the prior-year period, while return on equity was 11.1% in the quarter, compared to 12.1% in the prior-year period.

Capital Allocation

On October 27, 2026, the Company announced that it has declared a quarterly cash dividend of $0.07 per share on the Company’s issued and outstanding shares of common stock. The quarterly dividend will be payable on November 30, 2026, to stockholders of record as of November 23, 2026.

In addition, Slide’s Board of Directors declared a one-time special dividend of $1.50 per share, which will be payable on November 30, 2026, to stockholders of record as of November 23, 2026.

The Company will have returned an estimated $423.1 million to shareholders since its initial public offering in June 2025 consisting of:

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$192.2 million in estimated quarterly and special dividends, as mentioned above.
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$230.9 million in share repurchases, which have generated a 56.8% return on investment as of October 21, 2026.

The Company did not repurchase any shares during the third quarter of 2026. There remains $114.1 million of availability under the Company’s stock repurchase program.

Credit Facility

On October 27, 2026, Slide entered into a new Credit Agreement with a syndicate of financial institutions led by Huntington National Bank. The new Credit Agreement provides a total credit facility of $1.07 billion, replacing the Company’s existing credit agreement of $530.4 million.

Borrowings under the new facility may be used for general corporate purposes of the Company and its subsidiaries, including a refinance of existing indebtedness and to support growth initiatives.

Raising Full Year 2026 Outlook

The Company raised the lower end of its gross written premiums range and now expects to generate full year gross written premiums in the range of $1.90 billion to $1.95 billion, compared to its prior range of $1.85 billion to $1.95 billion.

Top-line growth is expected to be driven primarily by sustained organic expansion, including double-digit increases outside of Florida, complemented by selective growth opportunities within Florida that meet the Company’s return threshold.

The Company also raised its expectations to generate full year net income in the range of $500 million to $520 million, compared to its prior range of $455 million to $470 million, which will result in return on equity above 40% for the full year. The Company’s updated range is inclusive of up to $50 million of pre-tax losses related to Hurricane Isaias in the fourth quarter.

Key Ratios

In this press release we discuss certain key ratios, described below, which provide useful information about our business and the operational factors underlying our financial performance.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses incurred, net to net premiums earned.

Accident year loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses incurred, net, less catastrophe losses and prior period development, to net premiums earned. Accident year loss ratio is a Non-GAAP financial measure. We use accident year loss ratio as an internal performance measure.

Policy acquisition expense ratio, expressed as a percentage, is the ratio of policy acquisition expenses and other underwriting expenses to net premiums earned.

Expense ratio, expressed as a percentage, is the ratio of policy acquisition and other underwriting expenses, general and administrative expenses, and other operating expense to net premiums earned.

Combined ratio, is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

Return on equity, represents net income as a percentage of average beginning and ending shareholders’ equity during the period.

Webcast and Conference Call

Slide will hold a conference call to discuss financial results tomorrow, October 28, 2026, at 8:30 am Eastern Time. A live webcast of the conference call will be available at ir.slideinsurance.com. The dial-in number for the conference call is (877) 407-9208 (toll-free) or (201) 493-6784 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at ir.slideinsurance.com for one year following the call.

Forward-Looking Statements

Statements in this press release and the Company’s earnings call that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “aim,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology and relate, without limitation, to the Company’s beliefs and expectations regarding the Company’s (i). projections of future financial performance, including its full year 2026 outlook with respect to gross premiums written ,net income and return on equity, (ii) ability to execute its growth strategies, (iii) business trends, (iv) sustainable, long-term growth, including the drivers of such growth, (v) competitive advantages, (vi) ability to achieve top-line growth and margin expansion and create long-term value for its shareholders, (vii) underwriting profitability, (viii) capital allocation strategy, including the use of capital for share repurchases and dividends, and (ix) capitalization and profitability. These statements are only predictions based on Slide’s current expectations and projections about future events and are not guarantees of actual results, level of activity, performance or achievements. Although Slide believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, there are important factors that could cause the Company’s actual results, level of activity, performance or achievements to differ materially from those anticipated in any forward-looking statements, including, among others, our limited operating history; the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic conditions, including declining consumer confidence, inflation, high unemployment and the threat of recession; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; performance of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission.

Any forward-looking statement made by Slide in this press release and the earnings call speak only as of the date on which such statement is made. Slide undertakes no obligation to update any forward-looking statement, whether as a result of new information, actual results, revised expectations or otherwise, except as may be required by law.

About Slide

Slide is a technology-enabled insurance company that makes it easy for homeowners to choose the right coverage for their unique needs and budgets. Slide's cutting-edge technology leverages artificial intelligence and big data to optimize and streamline every part of the insurance process. Based in Tampa, Fla., Slide was founded by Bruce and Shannon Lucas, insurance insiders with a deep understanding of how technology can be applied to achieve better underwriting outcomes. For more information, please visit https://www.slideinsurance.com.

Contacts

Investors

ir@slideinsurance.com

Media

Rachel Carr

Chief Marketing Officer

press@slideinsurance.com

Slide Insurance Holdings, Inc.

Condensed Consolidated Statements of Operations and Key Ratios (Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Gross premiums written	$506,576	$463,394	$1,429,382	$1,177,027
Change in unearned premiums	(27,272)	(104,031)	17,005	(128,115)
Gross premiums earned	479,304	359,363	1,446,387	1,048,912
Ceded premiums earned	(145,958)	(116,309)	(386,523)	(295,958)
Net premiums earned	333,346	243,054	1,059,864	752,954
Net investment income	23,837	19,093	66,106	47,941
Policy fees	3,155	2,440	9,127	6,428
Other income	713	1,106	2,053	1,571
Total revenue	$361,051	$265,693	$1,137,150	$808,894
Expenses:
Losses and loss adjustment expenses incurred, net	101,315	33,240	321,128	208,370
Policy acquisition and other underwriting expenses	46,194	36,393	132,600	97,062
General and administrative expenses	48,846	45,005	150,045	124,318
Interest expense	1,587	909	3,363	2,739
Depreciation expense	1,363	1,230	4,033	3,493
Amortization expense	—	1,901	99	5,693
Total expenses	$199,305	$118,678	$611,268	$441,675
Net income before income tax expense	161,746	147,015	525,882	367,219
Income tax expense	23,516	36,018	113,275	93,647
Net income	$138,230	$110,997	$412,607	$273,572
Key Ratios
Loss ratio	30.4%	13.7%	30.3%	27.7%
Policy acquisition expense ratio	13.9%	15.0%	12.5%	12.9%
Expense ratio	28.9%	34.8%	27.1%	30.6%
Combined ratio	59.3%	48.5%	57.4%	58.3%
Return on equity	11.1%	12.1%	34.2%	39.2%
Weighted average shares outstanding (in thousands)
Basic	116,759	125,249	118,478	83,126
Diluted	127,128	140,113	130,338	129,916
Earnings per share
Basic	1.18	0.89	3.48	3.29
Diluted	1.09	0.79	3.17	2.11

Slide Insurance Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollar amounts in thousands, except per share and par value amounts)

	September 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Invested assets:
Fixed-maturity securities, available-for-sale, at estimated fair value (amortized costs: $853,988 and $580,122, respectively and allowance for credit losses: $0 and $0 respectively)	$819,318	$589,720
Equity securities, at fair value	$23,782	-
Other investments, net	6,667	4,000
Total invested assets	$849,767	$593,720
Cash and cash equivalents	700,575	1,201,210
Restricted cash and cash equivalents	798	786
Restricted cash and cash equivalents - variable interest entity	1,015,713	480,972
Accrued interest income	12,330	7,281
Assumed premiums receivable	11,502	34,290
Premiums receivable, net of allowance for credit loss of $7,283 and $3,294, respectively	106,625	90,576
Reinsurance recoverable on paid losses, net of allowance for credit loss: $0 and $0, respectively	11,233	16,183
Reinsurance recoverable on unpaid losses, net of allowance for credit loss: $0 and $0, respectively	106,069	146,128
Prepaid reinsurance premiums	397,825	202,748
Deferred income tax assets, net	28,324	18,332
Deferred policy acquisition costs	110,263	93,728
Property and equipment, net	15,330	11,585
Right-of-use lease assets, operating	7,194	8,476
Intangibles, net	—	99
Goodwill	2,603	2,603
Prepaid expenses	14,127	8,932
Other assets	494	816
Total assets	$3,390,772	$2,918,465
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss and loss adjustment expense reserves	$503,870	$439,715
Unearned premiums	983,603	1,000,611
Commissions payable	15,757	9,049
Deferred revenue	90	90
Reinsurance premiums payable	324,212	160,330
Long-term debt, net	27,613	33,687
Interest rate swap liability	—	62
Income taxes payable	75,460	93,555
Advanced premiums	75,410	30,518
Premium tax liabilities	31,104	5,075
Accounts payable and accrued expenses	31,145	19,768
Lease liabilities, operating	8,463	9,649
Other liabilities	11,382	3,115
Total liabilities	$2,088,109	$1,805,224
Shareholders’ equity:
Common Stock (par value $0.01, 1,500,000,000 shares authorized, 117,320,564 and 123,889,446 issued and outstanding at September 30, 2026 and December 31, 2025, respectively)	1,173	1,239
Additional paid-in capital	170,339	351,688
Accumulated other comprehensive income (loss), net of taxes	(26,421)	7,165
Retained earnings	1,157,572	753,149
Total shareholders’ equity	$1,302,663	$1,113,241
Total liabilities and shareholders’ equity	$3,390,772	$2,918,465